Exhibit 1.1

AMENDMENT NO. 1

TO

EQUITY DISTRIBUTION AGREEMENT

March 8, 2024

Maxim Group LLC

300 Park Avenue, 16th Floor

New York, New York 10022

Ladies and Gentlemen:

Sonoma Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Maxim Group LLC, as sales agent (the “Agent”), are parties to that certain Equity Distribution Agreement dated as of December 15, 2023 (the “Original Agreement”). The Company and the Agent desire to amend the Original Agreement as set forth in this agreement (this “Amendment No. 1”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1.	Section 2(d) is hereby deleted and replaced in its entirety with the following:

“(d) The Company and the Agent agree that beginning as of the date of the Original Agreement, the Agent was not, and shall not be, required to sell any certain number of shares or dollar amount of Common Stock, whether based on the daily trading volume of the Common Stock or otherwise, and that the Agent will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell any such Shares on the Company’s behalf as requested to be sold by the Company, subject to the conditions set forth in the Original Agreement and applicable law.”

2.	Section 3(dd) is hereby deleted and replaced in its entirety with the following:

“(dd) The parties hereto are also party to that certain Placement Agency Agreement, dated October 30, 2023 (the “2023 Placement Agency Agreement”). The Company and the Agent agree that the Agent hereby provides a one-time waiver of Section 4(q) of the 2023 Placement Agency Agreement for any Shares sold under this Agreement pursuant to the prospectus, dated March 8, 2024, with respect to up to $785,679 of shares of Common Stock. Except as specifically set forth herein, the terms set forth in the 2023 Placement Agency Agreement shall continue to apply as set forth therein.”

3.	No Other Changes. Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

4.	Entire Agreement; Amendment; Severability; Headings. This Amendment No. 1 together with the Original Agreement (including all schedules and exhibits attached hereto and transaction notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment No. 1 together with the Original Agreement nor any term hereof or thereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein or therein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment No. 1 together with the Original Agreement. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment No. 1; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

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5.	Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York, including Section 5-1401 of the General Obligations Law of the State of New York, but otherwise without regard to conflict of laws rules that would apply the laws of any other jurisdiction.

6.	Counterparts. This Amendment No. 1 may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or a .pdf or other electronic format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf or other electronic signature page were an original thereof.

7.	Waiver of Jury Trial. Each of the Company and the Agent hereby waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Amendment No. 1 or the transactions contemplated hereby.

8.	Submission to Jurisdiction. The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or United States federal court sitting in The City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Agreement, the Prospectus, the Registration Statement, or the offering of the Shares. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding including without limitation, any immunity pursuant to the U.S. Foreign Sovereign Immunities Act of 1976, as amended. Each of the Agent and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail or delivered by Federal Express via overnight delivery to the Company’s address shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding, and service of process upon the Agent mailed by certified mail or delivered by Federal Express via overnight delivery to the Agent’s address shall be deemed in every respect effective service of process upon such Agent in any such suit, action or proceeding.

[Signature Page Follows]

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company the enclosed duplicate of this Amendment No. 1 to Original Agreement, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Agent in accordance with its terms.

Very truly yours,

SONOMA PHARMACEUTICALS, INC.

By:	/s/ Amy Trombly
	Name:	Amy Trombly
	Title:	President and Chief Executive Officer

Confirmed as of the date first above mentioned.

MAXIM GROUP LLC, as Agent

By:	/s/ Clifford A. Teller
	Name:	Clifford A. Teller
	Title:	Co-President

[Signature Page to Amendment No. 1 to the Equity Distribution Agreement]

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